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Exhibit 16

April 29, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

        We have read the explanatory note and the first four paragraphs of Item 4 included in the Current Report on Form 8-K dated April 25, 2002 of Southern Peru Copper Corporation to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

cc:	Mr. Oscar Gonzalez Rocha President and Director General Southern Peru Copper Corporation

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  Exhibit 16